Exhibit (j)(1)

CUSTODY AGREEMENT

THIS CUSTODY AGREEMENT is made by and between NGP Capital Resources Company, a Maryland corporation (the “Fund”), which has elected to be a business development company under Section 54 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Wells Fargo Bank, N.A., a national banking association (the “Custodian”), as of January 15, 2005.

WHEREAS, Fund desires to engage the services of Custodian to act on its behalf in providing custodial services for certain assets under Fund’s management.

WHEREAS, Custodian is willing to act as Fund’s custodian to provide these services for Fund, and has agreed to serve, as the safekeeping agent for the securities and similar investments of the Fund.

WHEREAS, Custodian has been duly designated and appointed by the independent directors of the Fund, consisting of Edward W. Blessing, C. Kent Conine, and James R. Latimer, III (collectively the “Independent Directors”), as the safekeeping agent for the Fund’s securities and similar investments, pursuant to Rule 17f-2 and Rule 17f-4 of the Securities and Exchange Commission (the “Commission”) promulgated under the Investment Company Act.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Services to be Provided by Custodian. Custodian shall:

a.	Open and maintain a Custody Account in the name of Fund and hold in such Custody Account all cash and securities initially deposited by the Fund plus any additional cash and securities that may be received from time to time for the Custody Account. All securities deposited shall be physically segregated at all times from those of any other person.

b.	Act upon written direction from aft authorized representative or officer of the Fund, or from an investment manager of the Fund, duly appointed in writing by Fund. The Custodian shall be protected in acting on the faxed or oral direction of an authorized representative or officer of the Fund, or from a duly appointed investment manager of the Fund, if such direction is promptly followed by written direction delivered to the Custodian confirming such faxed or oral direction.

c.	Settle securities transactions for the Custody Account with brokers or others in accordance with Fund’s and or duly appointed investment manager’s written, faxed or oral direction, as provided herein.

d.	Issue advices to Fund and or duly appointed investment managers setting forth particulars of purchases, sales receipts, deliveries and principal collection.

e.	Be responsible for the collection of all investment income relating to the assets in the Custody Account.

f.	Present for payment all maturing securities or any securities called for redemption and collect proceeds therefrom.

g.	Deliver cash or securities in such manner as Fund shall direct in writing, as provided herein.

h.	Deliver proxy materials for securities held in the Custody Account as Fund shall direct in writing.

2.	Powers of the Custodian. Custodian is authorized and empowered to:

a.	Hold assets in the Fund’s name, name of the nominee selected by Custodian or at Depositories; provided however, that Custodian may use a central securities depository for the securities other than the Depository Trust Company or the Federal Reserve Book Entry System only if Custodian requires any intermediary custodian at a minimum to exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain financial assets corresponding to the security entitlements of its entitlement holders.

b.	Employ agents other than persons on its regular payroll and delegate to them such ministerial and other nondiscretionary duties as it sees fit and to rely upon such information furnished by such agents.

c.	Make, execute, acknowledge and deliver any and all documents of transfer and conveyance and other instruments that may be necessary or appropriate to carry out the custodianship duties and powers.

3.	Reports. Custodian shall furnish to Fund and the duly appointed investment managers a monthly statement of Custody Account reflecting an inventory of assets in the Custody Account, all activity during the previous month, and a market value of the assets of the Custody Account. Custodian will furnish such other reports as Fund may reasonably request, including reports to Fund’s accountant or their examiners as may be necessary.

4.	Fees. Custodian shall receive compensation from the Fund as set forth in Exhibit B attached to the Agreement, as amended from time to time by the parties. Custodian shall also be reimbursed by Fund for its reasonable out-of pocket expenses during the performance of Custodian’s duties herein. All such compensation may be deducted by Custodian from investment income received in the Custody Account if not paid by the Fund within 60 days.

5.	Authorized Persons.

a.

Fund and each duly appointed investment manager shall furnish a list to Custodian (and from time to whenever there are changes therein) of persons authorized act on behalf of Fund or such investment manager for the purpose of delivering instructions to Custodian concerning the assets in the Custody Account (“Designated Persons”). Custodian shall be entitled to rely on the oral advice as confirmed in writing or written advice of such authorized persons. Custodian shall treat as genuine and may rely on any written notice or communication without further verification, that it believes is from the proper party and shall be protected in doing so by Fund.

b.	Any two of the Designated Persons, at least one of whom is an officer of the Fund are authorized and permitted to have access to the securities so deposited, and such access to such securities shall be had only by two or more of such persons jointly. Exhibit A shall not list more than five persons as Designated Persons.

c.	Each Designated Person when depositing securities in or withdrawing them from the Custody Account or when ordering their withdrawal or delivery from the safekeeping of Custodian, shall sign a notation in duplicate with respect to such deposit, withdrawal, or order which shall show (1) the date and time of deposit, withdrawal, or order, (2) the title and amount of the securities deposited, withdrawn, or ordered to be withdrawn, and an identification thereof by certificate numbers or otherwise, (3) the manner of acquisition of the securities deposited or the purpose for which they have been withdrawn or ordered to be withdrawn, and (4) if withdrawn and delivered to any other person, the name of such person. The Designated Person shall transmit a copy of such notation promptly to: Robert Wilson, who shall not be a Designated Person. Such notation shall be on serially numbered forms and shall be preserved for at least one year.

6.	Amendment and Termination. This Agreement may be amended by written agreement of any parties at any time. This Agreement shall continue in effect unless or until terminated by either party upon thirty (30) days written notice the other party. Upon termination, all securities held in the Custody Account shall be delivered by Custodian to Fund or in accordance with Fund’s written instruction. Any fees remaining outstanding and balance owing to Custodian may be withheld from the assets of the Custody Account prior to delivery to Fund or as Fund directs. After such notice of termination, but until such time as Custodian’s successor shall have been appointed by the Independent Directors, Custodian shall continue to serve hereunder upon the same terms and subject to the same conditions as are applicable to Custodian’s service in the circumstances set forth in Exhibit B hereto.

7.	Indemnification. Fund hereby agrees to indemnify and hold Custodian harmless from and against any and all claims, liabilities, and expenses (including attorney’s fees), that may be imposed on, incurred by, or asserted against Custodian by reason of any action taken or not taken by Custodian under this Agreement, unless such claims, liabilities and expenses were caused by negligence or willful misconduct on the part of the Custodian in the exercise of its responsibilities hereunder. Custodian hereby agrees to indemnify and hold Fund harmless from and against any and all claims, liabilities and expenses (including attorney’s fees), that may be imposed on, incurred by, or asserted against Fund by reason of any action taken or not taken by Custodian under this Agreement, including the physical loss of certificated securities in the possession of the Custodian, unless such claims, liabilities and expenses were caused by negligence or willful misconduct on the part of the Fund hereunder. In no event shall the Custodian be liable for any special, indirect, or consequential damages from any action taken or omitted to be taken by it or them hereunder or in connection herewith even if advised of the possibility of such damages. The foregoing indemnifications shall survive any termination or assignment of this Agreement,

8.	Notices. All notices, instructions, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when received by the recipient party at the address provided below (a) on the date of service if served personally to the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation or receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier service or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

Notices to Fund shall be directed and mailed as follows:

NGP Capital Resources Company

1200 Smith Street, Suite 1600

Houston, Texas 77002

Attention: Richard A. Bernardy

Tel: 713-752-0063 Fax: 713-752-0063

Notices to Custodian shall be directed and mailed as follows:

Wells Fargo Bank, National Association

Corporate Trust Services

1000 Louisiana, Suite 640

Houston, Texas 77002

Attn: Christina Faith

Tel: 713-319-1662

Fax: 713-650-0579

Either party may change its address for purposes of the paragraph by giving the other party written notice of the new address in the manner set forth above.

9.	Inspection Privileges. The books, records, documents, accounting procedures and practices of Custodian relevant to this Agreement are subject to examination by Fund, or its designated independent public accountant, upon at least two (2) business day’s prior notice to Custodian. Records relating to securities and investments held by Custodian pursuant to this Agreement shall at all times be subject to inspection by the Commission through its authorized employees or agents, accompanied, as directed by order of the Commission, by one or more of the Designated Persons of the Fund or one or more of the officers or employees of the Custodian.

10.	Governing Law. This Agreement and all transactions hereunder shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Texas.

11.	Regarding the Custodian.

a.	Nothing in this Agreement is intended or shall confer upon anyone other than the parties hereto any legal or equitable right, remedy or claim.

b.	The invalidity of any portion of this Agreement shall not affect the validity of the remainder hereof.

c.	This Agreement is the final integration of the agreement of the parties with respect to the matters covered by it and supersedes any prior understanding or agreement, oral or written, with respect thereto.

d.	The rights and obligations of each party hereto may not be assigned or delegated to any other person without the written consent of the other parties hereto. Subject to the foregoing, the terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

e.	Custodian is not a party to, is not bound by, and has no duty to inquire into any agreement other than this Agreement. The Custodian shall have no implied duties, fiduciary or otherwise, beyond the express duties set forth herein.

f.	It is the intention of the parties to this Agreement that the Custodian shall never be required to use or advance its own funds or otherwise incur personal financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

g.	Any corporation or association into which the Custodian may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Custodian is a party, shall be and become the successor Custodian under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance any further act.

h.	The terms of this Agreement may not be amended, and the duties of the Custodian may not be increased, without the prior written consent of the parties hereto.

12.	Effective Date. This Agreement shall be effective as of January 15, 2005.

IN WITNESS WHEREOF, authorized officers of the parties have duly executed this Agreement as of the day and year first written above.

NGP Capital Resources Company (“Fund”)

By:	/s/ Richard A. Bernardy
Name:	Richard A. Bernardy
Title:	Chief Financial Officer, Treasurer and Secretary

Wells Fargo Bank, National Association, as Custodian

By:	/s/ Christina Faith
Name:	Christina Faith
Title:	Vice President

Exhibit A

DESIGNATED PERSONS OF THE FUND

NGP Capital Resources Company, a Maryland corporation (the “Fund”)

	Name and Title	Signature
1.	John H. Homier, President and CEO of the Fund	/s/ John H. Homier

2.	Richard A. Bernardy, Secretary, Treasurer, and CFO of the Fund	/s/ Richard A. Bernardy

3.	Steve Gardner Director of Finance	/s/ Steve Gardner

Exhibit B

CUSTODIAN’S FEE SCHEDULE

$1,500.00 per annum

Exhibit A - Additional Designated Persons — dated March 30, 2005

DESIGNATED PERSONS OF THE FUND

NGP Capital Resources Company, a Maryland corporation (the “Fund”)

Name and Title		Signature
1.	Paula J. Williams Vice President – Client Management	/s/ Paula J. Williams

Approved by:	/s/ John H. Homier
John H. Homier, President and CEO of the Fund